KNOLL

Knoll Executive Announces 10b5-1 Plan

EAST GREENVILLE, Pa., February 28, 2007 -- Knoll, Inc. (NYSE: KNL) announced today that Barry L. McCabe, Senior Vice President and Chief Financial Officer, has adopted a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 and as permitted by the Company's policies regarding insider trading. The plan provides for the sale of up to 125,000 shares of Knoll, Inc. common stock, which represents a portion of Mr. McCabe's holdings. The sales will be subject to certain limitations and market price thresholds set forth in the plan. The plan terminates once the share limit is reached or February 8, 2008.

Rule10b5-1 allows for sales by insiders made pursuant to a preexisting plan adopted at times when they are not in possession of material non-public information.

Headquartered in East Greenville, Pennsylvania, Knoll, founding sponsor of the World Monuments Fund Modernism at Risk program, serves clients worldwide. The Company operates four manufacturing sites in North America: East Greenville, Pennsylvania; Grand Rapids and Muskegon, Michigan; and Toronto, Ontario. In addition, Knoll has plants in Foligno and Graffignana, Italy. The Knoll commitment to high environmental standards is mandated by a comprehensive Environmental, Health & Safety Management Plan.

Investors:

Barry L. McCabe

Senior Vice President and Chief Financial Officer

215 679-1301

bmccabe@knoll.com

Media:

David E. Bright

Vice President, Communications

212 343-4135

dbright@knoll.com